UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2011 (February 21, 2011)

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On February 21, 2011, Chesapeake Exploration, L.L.C. ("CELLC"), a wholly owned subsidiary of Chesapeake Energy Corporation (the "Company"), entered into a Purchase and Sale Agreement (the "Purchase Agreement") with BHP Billiton Petroleum (North America 1) LLC ("BHP"), a wholly owned subsidiary of BHP Billiton Limited, pursuant to which BHP agreed to purchase the Company's interests in approximately 487,000 net acres of leasehold, producing natural gas properties and related assets in the Fayetteville Shale play in central Arkansas (the "Divested Properties") for approximately $4.75 billion.  The Divested Properties represent existing net production of approximately 415 million cubic feet of natural gas equivalent per day and include midstream assets with approximately 420 miles of pipeline. The economic effective date of the sale of the Divested Properties is January 1, 2011 (the "Effective Date").

The purchase price is subject to customary adjustment provisions for title defects, environmental defects, properties not transferred due to the exercise of a pre-existing preferential purchase right and casualty losses. The purchase price is also subject to certain other adjustments for gas imbalances, hydrocarbon storage, proceeds paid under the Purchase Agreement for hydrocarbons produced by the Divested Properties after the Effective Date, other proceeds related to the Divested Properties paid after the Effective Date and unpaid taxes.

The Purchase Agreement contains customary representations, warranties and covenants. In connection with the closing, the Company will enter into a transition agreement to provide essential services to BHP following closing for up to one year for the Divested Properties upon customary terms for a fee, and the Company and its affiliates have generally agreed not to compete with BHP with respect to exploring for or developing, producing, gathering, processing or transporting hydrocarbons in the Fayetteville Shale during that period.  The obligations of CELLC under the Purchase Agreement will be unconditionally guaranteed by the Company, and the obligations of BHP under the Purchase Agreement will be unconditionally guaranteed by BHP Billiton Petroleum (Deepwater) Inc. Pursuant to the Purchase Agreement and subject to certain customary limitations and survival periods, CELLC has agreed to indemnify BHP for breaches of its representations, warranties and covenants in the Purchase Agreement and for claims related to liabilities retained by CELLC, and BHP has agreed to indemnify CELLC for breaches of its representations, warranties and covenants in the Purchase Agreement and for claims related to obligations assumed by BHP.

Closing of the transaction is subject to customary conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; conclusion of a review of the transaction by the Committee on Foreign Investment in the United States and either (i) no finding of unresolved national securities concerns or (ii) no prohibition of the transaction despite any concerns; uncured title defects and environmental defects totaling less than $475 million (net of adjustments); absence of certain governmental restraints; absence of a material adverse effect on the Divested Properties; and certain other closing conditions. Closing is expected to occur in the first half of 2011.

Chesapeake Investments, an Oklahoma Limited Partnership, Larchmont Resources, L.L.C. and Jamestown Resources, L.L.C., which are affiliates of Aubrey K. McClendon, the Company's Chief Executive Officer and Chairman, are also parties to the Purchase Agreement. Such parties own a working interest in a portion of the developed producing properties included in the Divested Properties which were acquired through participation in drilling pursuant to the Company's Founder Well Participation Program. The interest owned by such entities will be conveyed to BHP in the transaction at the same price and on the same terms and conditions as those that apply to CELLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby
Senior Vice President, Treasurer and Corporate Secretary

Date:           February 25, 2011